Exhibit 99.1

Simulations Plus Reports First Quarter FY2015 Financial Results

Final report of first quarter financial results after Cognigen merger; net revenues up 54%; gross profit increased 41%

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported financial results for its first quarter of fiscal year 2015 ended November 30, 2014 (1QFY15).

1QFY15 highlights compared with 1QFY14:

•	Simulations Plus, Inc. acquired Cognigen Corporation through a merger that closed on September 2, 2014. The numbers presented herein represent the consolidated financial results.

•	Net revenues increased 54.7%, or $1.4 million, to $4.1million from $2.6 million. $1.1 million of the increase was from Cognigen consulting revenue.

•	Gross profit increased 40.9% to $3.1 million from $2.2 million. $600,000 of this increase due to Cognigen revenue.

•	SG&A increased by $1.0 million of which $410,000 was one-time charges related to the merger, $538,000 was related to operating expenses of the new subsidiary, and $72,000 was from increased commission and selling expenses.

•	Income before taxes and net income decreased approximately 22% due mainly to the effect of one-time charges for the Cognigen merger. As a result, diluted earnings per share decreased $0.01 to $0.03 from $0.04 per share. Without the one-time charges, diluted earnings per share would have been approximately $0.05 per share up 58%.

John Kneisel, chief financial officer of Simulations Plus, said: “This quarter, Simulations Plus continued its sustained growth in software revenues, as well as closing the acquisition with Cognigen. This quarter’s net income was substantially affected by approximately $410,000 in one-time fees and expenses that were incurred for the acquisition of Cognigen. The integration plan for financial reporting with Cognigen has gone smoothly and we continue to integrate our operational and financial processes. We are in a strong financial position with cash balances in excess of $6 million.”

Ted Grasela, newly appointed president of the combined Simulations Plus and Cognigen company, added: “I have been impressed with the quality and commitment of the scientists at Simulations Plus and the loyalty and enthusiasm of our client base. We have already seen significant opportunities for collaboration and synergies in terms of our marketing and sales efforts. I am excited about the enhanced scientific capabilities we are offering as a result of the merger. I look forward to offering new and expanded consulting services to clients of both companies. In addition, software development activities have continued apace and exciting opportunities are emerging as our scientists gain cross-disciplinary experience during our collaborations.”

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John DiBella, vice president for marketing and sales for Simulations Plus, said: “1Q15 was very strong for software sales, as the number of units licensed saw a 20% increase compared to 1Q14. This was largely driven by 23 new organizations, or new departments at existing organizations, now utilizing our technology. Included among these new licenses were orders from several commercial companies in Asia, a territory we continue to penetrate. We are pleased by the level of interest seen in our new MembranePlus™ software, and the feedback received from the first round of evaluations has been positive. We are also close to releasing the next version of our flagship GastroPlus™ software, and with its ability to simulate the distribution of large molecules in humans and animals, we anticipate it will help us expand into the robust biopharmaceuticals market. Education remains a key focus for us in 2015, as we have scheduled workshops in the U.S., Europe, and Asia to allow us to train more scientists on the applications of our technology.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Fiscal year 2015 is off to a very good start with this record first quarter. Ted is ably managing the combined company, enabling me to increase my focus on products, services, and business development. I am particularly excited about two new products under development for use in the aerospace and healthcare industries. These products use our artificial neural network ensemble modeling engine and we intend to pursue customers and funding to develop customized tools and applications.”

The Company has announced an investor conference call that will be webcast live at 1:15 p.m. PST/4:15 p.m. EST on Wednesday, January 14, 2015, which may be joined by registering at the following website: https://attendee.gotowebinar.com/register/8868645760194807041. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial (646) 307-1708, and enter access code 274-738-985.

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. Simulations Plus also recently acquired Cognigen Corporation of Buffalo, NY, adding to our offerings top quality modeling and simulations using clinical trial data, as well as more than doubling our staff from 30 to 65, adding nearly 50% to revenues, and expecting to increase earnings in the coming fiscal year that began September 1. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” Cognigen Corp is located in Buffalo, New York. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

		As of
	(Unaudited)	(Audited)
	November 30,	August 31,
	2014	2014

ASSETS

Current assets
Cash and cash equivalents	$5,791,177	$8,614,929
Accounts receivable, net of allowance for doubtful accounts of $0	2,995,959	1,708,158
Revenues in excess of billings	734,503	158,914
Prepaid income taxes	626,128	748,359
Prepaid expenses and other current assets	264,093	188,160
Deferred income taxes	274,548	114,846
Total current assets	10,686,408	11,533,366
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $6,822,573 and $5,993,404	3,736,980	3,452,541
Property and equipment, net	518,378	95,242
Intellectual property, net of accumulated amortization of $345,625 and $193,750	5,729,375	5,881,250
Other intangible assets net of accumulated amortization of $36,875	1,613,125	–
Goodwill	4,789,248	–
Other assets	34,083	18,445
Total assets	$27,107,597	$20,980,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$153,211	$130,547
Accrued payroll and other expenses	672,734	340,709
Accrued bonuses to officer	24,000	120,000
Other current liabilities	19,859	19,859
Current portion - Contracts payable	750,000	750,000
Billings in excess of revenues	129,725	–
Deferred revenue	34,879	30,370
Total current liabilities	1,784,408	1,391,485

Long-term liabilities
Deferred income taxes	3,230,446	2,375,874
Payments due under Contracts payable	3,604,405	1,750,000
Other long-term liabilities	23,169	28,134
Total liabilities	8,642,428	5,545,493

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	–	–
Common stock, $0.001 par value 50,000,000 shares authorized 16,841,114 and 16,073,894 shares issued and outstanding	5,312	4,821
Additional paid-in capital	9,427,906	6,085,427
Retained earnings	9,031,951	9,345,103
Total shareholders' equity	18,465,169	15,435,351

Total liabilities and shareholders' equity	$27,107,597	$20,980,844

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended
	(Unaudited)
	November 30,
	2014	2013

Net revenues	$4,086,192	$2,641,000
Cost of sales	997,734	448,420
Gross profit	3,088,458	2,192,580
Operating expenses
Selling, general, and administrative	2,079,169	1,071,091
Research and development	259,912	162,116
Total operating expenses	2,339,081	1,233,207

Income from operations	749,377	959,373

Other income (expense)
Interest income	4,592	9,026
Miscellaneous income	–	–
Loss on currency exchange	(7,790)	23,709
Total other income (expense)	(3,198)	32,735

Income from continuing operations before provision for income taxes	746,179	992,108

Provision for income taxes	(217,275)	(306,953)

Net Income	$528,904	$685,155

Earnings per share
Basic	$0.03	$0.04
Diluted	$0.03	$0.04

Weighted-average common shares outstanding
Basic	16,830,319	16,049,707
Diluted	17,097,858	16,366,720

Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20150112005415/en

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